Exhibit 99.2

NUTRASTAR INTERNATIONAL INC.

COMPENSATION COMMITTEE CHARTER

The Purpose of the Compensation Committee

The purpose of the Compensation Committee of the Board of Directors of Nutrastar International Inc. (the “Company”) is to represent and assist the Board of Directors to discharge the responsibilities of the Company’s Board of Directors relating to compensation of the Company’s executives, to produce an annual report on executive compensation for inclusion in the Company’s proxy statement, and to oversee and advise the Board of Directors of the Company on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans.

Membership and Structure

The membership of the Compensation Committee consists of at least three directors, all of whom shall (a) meet the independence requirements established by the Board of Directors of the Company and applicable laws, regulations and listing requirements of The NASDAQ Stock Market LLC, (b) be a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and (c) be an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986. The Board of Directors of the Company appoints the members of the Compensation Committee and the chairperson of the Compensation Committee. The Board of Directors of the Company may remove any member from the Compensation Committee at any time with or without cause.

Operations

The Compensation Committee meets in person or telephonically at least twice a year. Additional meetings may occur as the Compensation Committee or its chairperson deems advisable. The Compensation Committee may take action by unanimous written consent in lieu of meeting. The Compensation Committee will cause adequate minutes of all its proceedings to be kept, and will report on its actions and activities at the next quarterly meeting of the Board of Directors of the Company. The Compensation Committee members will be furnished with copies of the minutes of each meeting and any action taken by unanimous consent. The Compensation Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board of Directors of the Company. The Compensation Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Memorandum and Articles of Association of the Company, or (c) any applicable law.

Authority

The Compensation Committee will have the resources and authority necessary to discharge its duties and responsibilities. The Compensation Committee has sole authority to retain and terminate its own outside counsel, compensation consultants retained to assist the Compensation Committee in determining the compensation of the directors, Chief Executive Officer or other senior executive officers, or other experts or consultants, as it deems appropriate, including sole authority to approve the firms’ fees and other retention terms. Any communications between the Compensation Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Compensation Committee will take all necessary steps to preserve the privileged nature of those communications.

The Compensation Committee may form and delegate authority to subcommittees, which must consist solely of independent directors, and may delegate authority to one or more designated members of the Compensation Committee. Any action taken by such subcommittees and delegation shall be reported to the full Committee on a timely basis.

Responsibilities

The principal responsibilities and functions of the Compensation Committee are as follows:

    1.     Review the structure and competitiveness of the Company’s executive compensation programs to ensure (a) the attraction and retention of corporate officers, (b) the motivation of corporate officers to achieve the Company’s business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of the Company’s shareholders.

    2.     Review trends in management compensation in comparable companies and industries to the business of the Company, oversee the development of new compensation plans, and, when necessary, approve the revision of existing plans.

    3.     Review and approve the compensation structure for corporate officers at the level of corporate vice president and above.

    4.     Oversee an evaluation of the performance of the Company’s executive officers and approve the annual compensation, including salary, bonus, incentive and equity compensation, for the executive officers.

    5.     Review and approve corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluate the performance of the Company’s Chief Executive Officer in light of those goals and objectives, and set the compensation level of the Company’s Chief Executive Officer’s based on this evaluation. In determining the long-term incentive component of the Company’s Chief Executive Officer’s compensation, the Compensation Committee shall consider, without limitation, the Company’s performance and relative shareholder return, the value of similar incentive awards to Chief Executive Officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years. The Company’s Chief Executive Officer may not be present at any meetings of the Compensation Committee where such compensation is deliberated.

    6.     Review and make recommendations to the Board of Directors with respect to the compensation of the Company’s directors, including, without limitation, equity and equity-based compensation

    7.     Review and approve compensation packages for new corporate officers and termination packages for corporate officers.

    8.     Review and discuss with the Board of Directors and senior officers plans for officer development and corporate succession plans for the CEO and other senior officers.

    9.     Review and make recommendations concerning long-term incentive compensation plans, including the use of equity-based plans. Except as otherwise delegated by the Board of Directors of the Company, the compensation committee will act on behalf of the Board of Directors as the “Committee” established to administer equity-based and employee benefit plans, and as such will discharge any responsibilities imposed on the Compensation Committee under those plans, including making and authorizing grants, in accordance with the terms of those plans.

    10.     When and as applicable, discuss with management the Company’s Compensation Discussion and Analysis for the Company’s SEC filings and produce an annual report of the Compensation Committee on executive compensation for inclusion in such SEC filings.

    11.     Review periodic reports from management on matters relating to the Company’s personnel appointments and practices.

    12.     Prepare any report regarding executive compensation that is required to prepare in accordance with applicable Securities and Exchange Commission rules and regulations and relevant listing authority.

    13.     Regularly review and make recommendations about changes to this Charter.

    14.     Obtain or perform an annual evaluation of the Compensation Committee’s performance and make applicable recommendations.

    15.     Exercise such other powers and perform such other duties as may from time to time be delegated to the Compensation Committee by the Board of Directors of the Company.

Adopted by the Board of Directors on October 5, 2010